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             Alliance Capital Management L.P.
                1345 Avenue of the Americas
                 New York, New York 10105




                             October 11, 1996




Alliance/Regent Sector Opportunity Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

Gentlemen:

         In connection with our purchase of 10 shares of Class A Common Stock, 10 shares of Class B Common Stock, 10 shares of Class C Common Stock and 10,000 shares of Advisor Class Common Stock of Alliance/Regent Sector Opportunity Fund, Inc. (the "Corporation") for an aggregate cash consideration of One Hundred Thousand Three Hundred Dollars ($100,300), this will confirm that we are buying such shares for investment for our account only, and not with a view to reselling or otherwise distributing them.

                        Very truly yours,

                        ALLIANCE CAPITAL MANAGEMENT L.P.


                        By:  Alliance Capital Management
                               Corporation,
                               its General Partner



                        By:  /s/ Robert H. Joseph, Jr.
                             _________________________
                             Robert H. Joseph, Jr.
                             Senior Vice President and
                             Chief Financial Officer








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